Exhibit 3.3

CERTIFICATE OF CORRECTION OF

RESTATED CERTIFICATE OF INCORPORATION OF

AMGEN INC.

Amgen Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

1. The name of the Company is Amgen Inc.

2. A Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on January 9, 2006 and such Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of such Certificate of Incorporation to be corrected is that Section 1 of the Certificate of Designations of Series A Junior Participating Preferred Stock of the Company (the “Series A Preferred Stock”) that is attached as Appendix A to such Certificate of Incorporation and incorporated therein by reference (the “Series A Certificate of Designations”) inadvertently provided that the total number of shares constituting the Series A Preferred Stock is 2,750,000. Section 1 of such Series A Certificate of Designations should have provided that total number of shares constituting the Series A Preferred Stock is 687,500.

4. The Certificate of Incorporation is corrected by replacing the first sentence of Section 1 of the Series A Certificate of Designations with the following:

“The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 687,500.”

5. All other provisions of the Certificate of Incorporation remain unchanged.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed as of the 24th day of May, 2007.

AMGEN INC.

By:	/s/ David J. Scott
David J. Scott
Senior Vice President, General Counsel and Secretary